PRICING SUPPLEMENT NO. 32 DATED       Filed Pursuant to
DECEMBER 11, 1997 TO PROSPECTUS DATED Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BYFile No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                      CMS ENERGY CORPORATION

General Term Notes (servicemark of J.W. Korth & Company), Series D
            Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:           $2,731,000.00
Original Issue Date (Settlement Date) December 16, 1997
Stated Maturity Date:                 November 15, 2002
Issue Price to Public:                100.00% of Principal Amount
Interest Rate:                        7.000% Per Annum
Interest Payment Dates:               January 15 and monthly
                                      thereafter
                                      Commencing January 15, 1998
Survivor's Option:                    [ X ] Yes  [   ] No
Optional Redemption:                  [ X ] Yes  [   ] No
Initial Redemption Date:              November 15, 1999
Redemption Price:                     100%

      Agent                           Principal Amount of Notes
                                        Solicited by Each Agent

Prudential Securities Incorporated    $  431,000.00
First of Michigan Corporation         $   25,000.00
Roney & Co.                           $  330,000.00
J. W. Korth & Company                 $1,945,000.00
           Total                      $2,731,000.00

                                              Per Note
                                            Sold by Agents
                                           To Public   Total

Issue Price:                              $1,000.00   $2,677,745.50
Agent's Discount or Commission:           $    6.00   $   16,386.00
Maximum Dealer's Discount or
  Selling Concession:                     $   13.50   $   36,868.50
Proceeds to the Company:                  $  980.50   $2,677,745.50

CUSIP Number:   12589QVL7